Exhibit 99.2

MicroEdge Holdings, LLC and Subsidiaries
Consolidated Financial Statements
Years Ended December 31, 2013 and 2012

MicroEdge Holdings, LLC and Subsidiaries

Contents

Independent Auditor’s Report	3

Consolidated Financial Statements:

Balance Sheets as of December 31, 2013 and 2012	4

Statements of Operations for the Years Ended December 31, 2013 and 2012	5

Statements of Members’ Deficit for the Years Ended December 31, 2013 and 2012	6

Statements of Cash Flows for the Years Ended December 31, 2013 and 2012	7

Summary of Significant Accounting Policies	8-13

Notes to Consolidated Financial Statements	14-19

Independent Auditor’s Report
Board of Directors
MicroEdge Holdings, LLC and Subsidiaries
Edina, Minnesota
We have audited the accompanying consolidated financial statements of MicroEdge Holdings, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroEdge Holdings, LLC and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/S/ BDO USA, LLP
March 31, 2014

MicroEdge Holdings, LLC and Subsidiaries

Consolidated Balance Sheets
(in thousands, except share amounts)

December 31,	2013	2012
Assets
Current:
Cash and cash equivalents	$ 7,391	$ 2,870
Accounts receivable, net of allowance for doubtful accounts of $106 and $116 in 2013 and 2012, respectively	8,212	6,640
Prepaid expenses	940	489
Other current assets	324	311
Total Current Assets	16,867	10,310
Fixed Assets, Net	1,142	1,224
Intangible Assets, Net	14,492	17,570
Goodwill	17,183	17,183
Deferred Financing Costs, Net	370	551
Other Assets	355	278
Total Assets	50,409	47,116
Liabilities and Members’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$ 2,471	$ 2,759
Deferred revenue	19,937	16,322
Current portion of term loan, net of discount	5,897	2,239
Other current liabilities	93	225
Total Current Liabilities	28,398	21,545
Term Loan, Net of Current Portion and Discount	36,810	42,706
Deferred Revenue, Net of Current Portion	1,281	730
Other Long-Term Liabilities	369	287
Total Liabilities	66,858	65,268
Members’ Deficit:
Members’ units, 10,000 shares authorized, 9,784 issued and outstanding at December 31, 2013 and 2012, respectively	27,000	27,000
Distribution to shareholders	(43,526)	(41,280)
Retained earnings (accumulated deficit)	77	(3,872)
Total Members’ Deficit	(16,449)	(18,152)
Total Liabilities and Members' Deficit	$ 50,409	$ 47,116
See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

MicroEdge Holdings, LLC and Subsidiaries

Consolidated Statements of Operations
(in thousands)

Year ended December 31,	2013	2012
Revenue	$33,344	$30,367
Cost of Revenue	7,061	6,533
Gross Profit	26,283	23,834
Operating Expenses:
Research and development	6,268	6,272
Sales and marketing	7,361	7,595
General and administrative	4,395	7,119
Total Operating Expenses	18,024	20,986
Operating Income	8,259	2,848
Other Expenses:
Interest expense, net	2,726	784
Other expense	1,504	1,573
Total Other Expenses	4,230	2,357
Income Before Income Taxes	4,029	491
Income Taxes	80	1,513
Net Income (Loss)	$ 3,949	$ (1,022)
See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

MicroEdge Holdings, LLC and Subsidiaries

Consolidated Statements of Members' Deficit
(in thousands)

Years ended December 31, 2013 and 2012
Balance, January 1, 2012	$ 24,152
Distribution	(41,280)
Translation	(2)
Net loss	(1,022)
Balance, December 31, 2012	(18,152)
Distribution	(2,246)
Net income	3,949
Balance, December 31, 2013	$(16,449)
See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

MicroEdge Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)

Year ended December 31,	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$ 3,949	$(1,022)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,816	3,995
Change in allowance for doubtful accounts	(10)	(10)
Increase or decrease in certain assets and liabilities:
Accounts receivable	(1,562)	(2,843)
Prepaid expenses and other assets	(524)	(104)
Accounts payable	203	27
Accrued compensation	(341)	157
Accrued liabilities and other liabilities	(202)	95
Deferred revenue	4,166	5,724
Net Cash Provided by Operating Activities	9,495	6,019
Cash Flows From Investing Activities:
Purchase of fixed assets	(478)	(732)
Disposal of fixed assets	-	62
Net Cash Used In Investing Activities	(478)	(670)
Cash Flows From Financing Activities:
Proceeds from bank borrowings	-	33,900
Repayment of bank borrowings	(2,250)	(900)
Debt issuance costs	-	(577)
Capital distribution	(2,246)	(41,280)
Net Cash Used In Financing Activities	(4,496)	(8,857)
Net Increase (Decrease) in Cash and Cash Equivalents	4,521	(3,508)
Cash and Cash Equivalents, Beginning of Year	2,870	6,378
Cash and Cash Equivalents, End of Year	$ 7,391	$ 2,870
Supplemental Disclosures of Cash Flow Information:
Cash paid for:
Interest	$2,571	$ 608
Income taxes	80	1,513
See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

MicroEdge Holdings, LLC and Subsidiaries

Summary of Significant Accounting Policies
(in thousands)

Ownership Structure
MicroEdge Holdings, LLC (“Parent” or “Holdings”) is a Delaware limited liability company. MicroEdge, LLC (“MicroEdge” or the “Company”), a New York limited liability company, was formed on July 21, 2009 as MicroEdge Merger Sub, LLC (“Merger Sub”) and subsequently renamed MicroEdge, LLC, a wholly-owned subsidiary of Holdings. Upon inception, an initial contribution of $27,000 was made by Vista Foundation Fund I AIV I, L.P. (“VEP”) to capitalize the Company. In exchange for this contribution, VEP was issued 9,300 members’ units.
On October 1, 2009, Holdings completed the purchase of MicroEdge, Inc., a wholly-owned subsidiary of Advent Software, Inc. (“Advent”), a Delaware corporation, pursuant to an agreement and plan of merger (the “Agreement”) entered into on July 27, 2009 by and among Advent, Merger Sub and MicroEdge, Inc., a New York corporation. Pursuant to the Agreement, MicroEdge, Inc. merged with and into Merger Sub and was renamed MicroEdge, LLC.
On November 30, 2011, the Company acquired AngelPoints, Inc., which was converted to AngelPoints, LLC (“AngelPoints”) on January 3, 2012. AngelPoints is a wholly-owned subsidiary of the Company as of December 31, 2012.
On September 1, 2012, Holdings completed a reorganization of the MicroEdge structure, pursuant to a Contribution and Exchange Agreement (the “Contribution Agreement”) entered into by and between MicroEdge Intermediate Holdings, LLC (“Intermediate”), a Delaware limited liability company, and Holdings, by which Holdings contributed 100% of its ownership in MicroEdge to Intermediate in exchange for 10 Class A units and 990 Class B units of Intermediate. Pursuant to a redemption agreement (the “Redemption Agreement”) entered into on September 1, 2012 by and among Intermediate, Holdings and VEP, Holdings issued to VEP 10 Class A units of Intermediate in consideration for the redemption of 100 units of Holdings held by VEP.
On December 27, 2012, Holdings, which was wholly owned by VEP, completed the sale of 3,612.50 members’ units of Holdings to BRC Hold I, Inc. (“Bregal”), pursuant to a unit purchase agreement (the “Purchase Agreement”) entered into by and among Holdings, Bregal and VEP.
Business Activities
MicroEdge is a leading provider of software and related services designed specifically for the grant making community. MicroEdge’s products and services enable nonprofit organizations to increase donations, reduce fundraising costs, improve communications with constituents, manage their finances, optimize internal operations and offer solutions for employee and corporate giving.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany account balances and transactions have been eliminated in consolidation.
Reclassifications
Certain amounts previously reported in the consolidated financial statements for the years ended December 31, 2012 and 2013 have been reclassified. These reclassifications have no impact on net income.

MicroEdge Holdings, LLC and Subsidiaries

Summary of Significant Accounting Policies
(in thousands)

Use of Estimates
The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period and disclose any contingent assets and liabilities at the date of the consolidated financial statements. The most significant estimates include accounts receivable allowances, goodwill and intangible assets acquired. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in bank balances and investments in money market funds representing overnight investments with a high degree of liquidity.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation and amortization. The Company calculates depreciation and amortization using the straight-line method over the assets’ estimated useful lives. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful life of the assets or the remaining lease term. The cost and related accumulated depreciation applicable to fixed assets sold or no longer in service are eliminated from the accounts and any gains or losses are generally included in other income (expenses).
Useful lives by principal classifications are as follows:

Furniture and fixtures	5 years
Computer equipment/hardware	3 years
Software	3 years
Other equipment	5 years
Leasehold improvements	Lesser of remaining useful life or term of the lease

Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of the fixed assets, are expensed as incurred.

MicroEdge Holdings, LLC and Subsidiaries

Summary of Significant Accounting Policies
(in thousands)

Goodwill and Intangible Assets
Goodwill is not amortized, but is subject to an annual impairment analysis. The Company tests for goodwill impairment at the reporting unit level. The Company only has one reporting unit. The Company compares the fair value of the reporting unit with its carrying amount, including goodwill. In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill Impairment”, which is intended to simplify goodwill impairment testing by permitting the assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, the Company is not required to calculate the fair value of its reporting units unless it concludes that it is more likely than not (likelihood of more than 50%) that the carrying value of its reporting units is greater than the fair value of such units based on its assessment of events and circumstances. The Company adopted the provisions of this update for its 2012 reporting which resulted in no material impact on its consolidated financial statements. The provisions of this update were also used for the Company’s 2013 reporting and annual goodwill analysis.
The Company has intangible assets that consist of trademarks, developed technology, customer relationships, non-competition agreements and in-process research and development. The intangible assets are amortized over the following useful lives:

Trademarks	5 – 7 years
Developed technology	5 years
Customer relationship	12 - 15 years
Non-competition agreements	3 years
In-process research and development	3 years

The Company continually evaluates whether events or changes in circumstances have occurred that indicate that the carrying value of its long-lived assets, including intangible assets, may be impaired. When such events occur, the Company compares the expected future net cash flows (undiscounted and without interest charges) of the assets to the carrying value. If this comparison indicates that there may be impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. To date, the Company believes that no impairments have occurred, and no impairment charge was recorded for the years ended December 31, 2013 and 2012.

MicroEdge Holdings, LLC and Subsidiaries

Summary of Significant Accounting Policies
(in thousands)

Revenue Recognition
The Company sells software licenses, maintenance on its software licenses, subscriptions to hosted software, and varying levels of professional services. For multiple-element software arrangements, total revenue is allocated to each element based on the residual method or the relative fair value method when applicable. Under the residual value method, the Company allocates revenue to delivered components, normally the license component of the arrangement, based on vendor-specific objective evidence (“VSOE”) of undelivered elements, which is specific to the Company. Under the relative fair value method, the total revenue is allocated among the elements based upon the relative fair value of each element as determined through the fair value hierarchy.
Software License Fees
MicroEdge recognizes revenue from the licensing of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is probable. MicroEdge generally uses a signed license agreement as evidence of an arrangement. Revenue is recognized once shipment to the customer has taken place and when all other revenue recognition criteria have been met.
Services
The Company generally bills consulting, installation and training services based on hourly rates plus reimbursable travel-related expenses. Revenue is recognized for these services during the period the services are performed.
Maintenance and Support
The Company recognizes revenue from maintenance and support services ratably over the contract term. Maintenance agreements entitle customers to receive technical support and product updates. Maintenance agreements are generally between one and seven years in length.
Subscriptions
The Company provides hosting services to customers who have purchased services related to certain of its software products for various terms. Revenue recognized from hosting services varies by service and client usage. In certain situations, the Company charges an upfront fee related to implementation. The Company defers these implementation fees and recognizes them ratably over the longer of the contract or the expected term of the client relationship upon commencement of the hosting services. The Company allocates revenue for such arrangements based on the relative selling prices of the elements applying the following hierarchy: first VSOE, then third-party evidence (“TPE”) of the selling price if VSOE is not available, and finally its estimate of the selling price if neither VSOE nor TPE is available. VSOE exists when the Company sells the deliverables separately and represents the actual price charged by the Company for each deliverable. Estimated selling price reflects the Company’s best estimate of what the selling prices of each deliverable would be if it were sold regularly on a standalone basis taking into consideration the cost structure of the Company’s business, technical skill required, customer location and other market conditions. Each element that has standalone value is accounted for as a separate unit of accounting. Revenue allocated to each unit of accounting is recognized when the service is provided or the product is delivered.
If amounts are received in advance of the services being performed, the amounts are recorded and presented as deferred revenue. Revenue is recognized net of any related state sales taxes charged, and sales taxes payable are recorded in accrued expenses.

MicroEdge Holdings, LLC and Subsidiaries

Summary of Significant Accounting Policies
(in thousands)

Income Taxes
The Company is a limited liability company and treated as a division for income tax purposes. Accordingly, taxable income or loss is passed through to the income tax returns of the Company’s members; consequently, no provision for Federal taxes is required. The consolidated financial statements include a provision for various state income taxes. Deferred income taxes are not material to the Company’s financial position and results of operations.
In addition, on January 3, 2012, the Company converted its wholly-owned subsidiary, AngelPoints, Inc., to AngelPoints, LLC, a limited liability company. This transaction resulted in a 2012 tax liability of $1,500 from the closing of AngelPoints, Inc.
The Company did not have any unrecognized tax benefits at December 31, 2013 and 2012. In certain cases, the Company’s uncertain tax positions are related to the years beginning with the 2009 tax year that remain subject to examination by the relevant tax authorities. The Company files state income tax returns in jurisdictions with varying statutes of limitations and may be subject to tax examinations. The Company is subject to examination by state tax authorities generally for the period mandated by statute. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. At December 31, 2013 and 2012, the Company had no accrued interest or penalties.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist of sales, accounts receivable and cash deposits. Cash balances are held principally at one financial institution and may, at times, exceed insurable amounts. Management periodically assesses the financial condition of the banking institutions and believes that any potential credit loss is minimal.
The Company believes concentration of credit risk with respect to sales and accounts receivable is limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas and the fact that no single customer represents greater than 10% at December 31, 2013 and 2012, respectively, of the Company’s sales or accounts receivable.
Fair Value of Financial Instruments
The carrying amount of cash and cash equivalents, receivables and accounts payable approximate fair value due to the short maturity of these assets and liabilities. The interest rate on the Company’s term loan and revolving credit agreement is adjusted regularly to reflect current market rates. Accordingly, the carrying amount approximates fair value.
Shipping and Handling Costs
The Company incurs shipping and handling costs in its operations. These costs are not billed to customers and are included in cost of goods sold.

MicroEdge Holdings, LLC and Subsidiaries

Summary of Significant Accounting Policies
(in thousands)

Advertising Expenses
The Company expenses all advertising costs during the year in which they are incurred. Total net advertising expense incurred for the years ended December 31, 2013 and 2012 was $259 and $375, respectively.
Product Development
Product development expenses consist primarily of salary and benefits for the Company’s development and technical support staff, contractors' fees and other costs associated with the enhancements of existing products and services. Development of new products and services are expensed as incurred unless criteria for capitalization are met. Costs incurred for software development prior to technological feasibility are expensed as product development costs in the period incurred. Once the point of technological feasibility is reached, which is generally the completion of a working prototype that has no critical bugs and is a release candidate, development costs are capitalized until the product is ready for general release and are classified as “other intangibles, net” on the consolidated balance sheet. The Company amortizes capitalized software development costs using the greater of the ratio of the products’ current gross revenues to the total of current expected gross revenues or on a straight-line basis over the estimated economic life of the related product, which is typically three years. For the years ended December 31, 2013 and 2012, the Company did not capitalize any product development costs.
Allowance for Doubtful Accounts
The Company reviews the collectability of accounts receivable based on an assessment of historic experience, current economic conditions, and other collection indicators. When accounts are determined to be uncollectible, they are written off against the reserve balance and the reserve is reassessed.

MicroEdge Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands)

1. Fixed Assets, Net
Fixed assets, net consist of the following:

December 31,	2013	2012
Description:
Software	$ 1,480	$ 1,393
Computer equipment/hardware	1,345	1,113
Other equipment	138	110
Furniture and fixtures	187	141
Leasehold improvements	278	193
	3,428	2,950
Less: Accumulated depreciation and amortization	(2,286)	(1,726)
	$ 1,142	$ 1,224

Depreciation and amortization expense of fixed assets for the years ended December 31, 2013 and 2012 was approximately $560 and $665, respectively.
2. Intangible Assets, Net
The Company recorded intangible assets in connection with the purchase of MicroEdge, Inc. from Advent of $23,551 and its purchase of AngelPoints of $3,740. The value of these intangible assets is amortized over their estimated useful lives.
Intangible assets, net consist of the following:

December 31,
	2013			2012
Description	Cost	Accumulated Amortization	Net Value	Cost	Accumulated Amortization	Net Value
Customer relationships	$18,700	$ 6,205	$12,495	$18,700	$4,679	$14,021
Developed technology	6,511	4,874	1,637	6,511	3,577	2,934
Trademarks	1,324	970	354	1,324	721	603
In-process research and development	736	736	-	736	736	-
Non-compete agreements	20	14	6	20	8	12
	$27,291	$12,799	$14,492	$27,291	$9,721	$17,570

Amortization expense for intangible assets was $3,078 and $3,275 for the years ended December 31, 2013 and 2012, respectively. The estimate of annual amortization expense, based on current intangible balances, for the year 2014 will approximate $2,775, for the year 2015 will approximate $1,861, for the year 2016 will approximate $1,861, for the year 2017 will approximate $1,566, for the year 2018 will approximate $1,566, and thereafter will approximate $4,863.

MicroEdge Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands)

Customer relationships, developed technology, trademarks, in-process research and development and non-compete agreements were established through business acquisitions. Customer relationships are definite-lived intangible assets that are amortized on a straight-line basis over a remaining weighted-average period of approximately 8 years as of December 31, 2013. Developed technologies are definite-lived intangible assets that are amortized on a straight-line basis over a remaining weighted-average period of approximately 2 years as of December 31, 2013. Trademarks are definite-lived intangible assets that are amortized on a straight-line basis over a remaining weighted-average period of approximately 3 years as of December 31, 2013. In-process research and development are definite-lived intangible assets that have been fully amortized as of December 31, 2013. Non-compete agreements are definite-lived intangible assets that are amortized on a straight-line basis over a weighted-average period of approximately 1 year as of December 31, 2013.
3. Goodwill
The Company recorded goodwill in the amount of $10,699 due to the purchase of MicroEdge, Inc. from Advent and $6,484 due to the purchase of AngelPoints. Goodwill is not amortized, but is tested for impairment on an annual basis, or more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For the years ended December 31, 2013 and 2012, no impairment charge was recorded for goodwill.
4. Term Loan and Revolving Credit Facility
The Company entered into a $13,500 senior secured credit facility on October 1, 2009 with Silicon Valley Bank (“SVB”). The facility is made up of a $12,000 term loan and a $1,500 revolver which can be used to secure letters of credit, foreign exchange forward contracts and cash management services (“Original Credit Agreement”). The facility expires on September 30, 2014, at which time all outstanding balances are due. On May 23, 2011, the Company amended the Original Credit Agreement (“First Amendment”), at which time the Company prepaid $8,000 of the outstanding balance on the term loan without penalty. No revisions were made to the revolving line of credit or term of the debt. The Company wrote off the proportionate deferred financing costs and discount associated with the prepaid balance through interest expense. On November 30, 2011, the Company entered into a second amendment of the Original Credit Agreement (“Second Amendment”), at which time outstanding principal on the term loan was increased to $12,000 in order to fund the AngelPoints acquisition. No revisions were made on the revolving line of credit at the time of the Second Amendment. Under the Second Amendment, the facility expires on November 30, 2016, at which time all outstanding balances are due. On September 1, 2012, the Company entered into a third amendment of the Original Credit Agreement (“Third Amendment”), at which time the Company entered into a corporate restructuring and requested that certain terms and conditions of the Original Credit Agreement be modified. No revisions that have an impact on the financial statements were made on either the term loan or the revolving line of credit at the time of the Third Amendment. On December 14, 2012, the Company entered into a fourth amendment of the Original Credit Agreement (“Fourth Amendment”), at which time outstanding principal on the term loan was increased to $45,000. At this time, the revolving line of credit was increased to $2,500. Under the Fourth Amendment, the facility expires on December 14, 2017, at which time all outstanding balances are due. On December 27, 2012, the Company entered into a fifth amendment of the Original Credit Agreement (“Fifth Amendment”), at which time the Vista sponsor sold some of its equity interests of the Parent to Bregal. No revisions that have an impact on the financial statements were made on either the term loan or the revolving line of credit at the time of the Fifth Amendment.

MicroEdge Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands)

The interest rate under the Fourth Amendment is equal to the Eurodollar rate plus 4.5% for Eurodollar loans or prime plus 2.75% for alternative base loans if the consolidated leverage ratio is >=3.25:1.00. If the consolidated leverage ratio is greater than or equal to 2.50:1.00<3.25:1.00, then the interest rate is 4.25% on a Eurodollar loan or prime plus 2.5% for alternative base loans. If the consolidated leverage ratio is less than 2.50:1.00, then the interest rate is 4.0% on a Eurodollar loan or prime plus 2.25% for alternative base loans. The interest rate at December 31, 2013 and 2012 were 5.75% and 5.75%, respectively.
The Company recognized $2,548 and $729 of interest for the years ended December 31, 2013 and 2012, respectively.
Under the revolver portion of the agreement, the lender will guarantee standby letters of credit up to $2,500. The terms of the amended agreement include various restrictions which, among other things, include use of funds, other indebtedness, and financial covenants. The Company has not drawn on the revolver as of December 31, 2013.
Borrowings outstanding were $42,750 and $45,000 on December 31, 2013 and 2012, respectively. The facility requires quarterly principal payments which are due on the last day of each calendar quarter and monthly interest payments.
The Company paid a 2.5% commitment fee ($388) to SVB at closing. This fee is being treated as a discount on loan proceeds and is being amortized over the term of the facility into interest expense. The Company recognized $13 and $14 of this expense for the years ended December 31, 2013 and 2012, respectively, in interest expense.
Deferred financing costs included in other assets represent the direct costs of entering into the Company’s credit facility in October 2009. These costs are amortized as interest expense using the effective interest method. The deferred financing fees are being amortized over the term of the credit facility. The Company capitalized $577 of fees incurred amending their credit facilities in fiscal 2012 related to the Fourth Amendment. The new deferred financing costs, along with the remaining balance from the original debt, will be amortized over the remaining term of the modified debt. The Company recorded $165 and $40 of expense for the years ended December 31, 2013 and 2012, respectively, in interest expense.

	2013	2012
Current portion of term loan (1)	$ 5,910	$ 2,250
Current portion of discount on term loan	(13)	(11)
	$ 5,897	$ 2,239
Long-term portion of term loan	$36,840	$42,750
Long-term portion of discount on term loan	(30)	(44)
	$36,810	$42,706

(1)
Current portion of debt is comprised of $3,375 of quarterly scheduled required principal payments and an additional $2,535 annual accelerated principal repayment as required by the debt agreement due to excess cash on hand as of December 31, 2013.

MicroEdge Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands)

5. Related Party Transactions
The Company entered into a Management Agreement on October 1, 2009 with VEP, where VEP agrees to provide management and consulting services including, but not limited to, management, finance, marketing, operational and strategic planning, relationship access, corporate development and analysis of potential mergers and acquisitions for the Company and its subsidiaries as agreed upon by VEP and the Company’s Board of Directors.
As of December 31, 2013 and 2012, the Company had outstanding payables to VEP of $125 and $125, respectively. For the years ended December 31, 2013 and 2012, the Company had $787 and $761, respectively, of expenses related to transactions with VEP.
In addition, the Company pays Vista Consulting Group (“VCG”), a division of VEP, consulting and travel expenses that they perform on behalf of their subsidiary companies. For the years ended December 31, 2013 and 2012, the Company had $140 and $169, respectively, of expenses related to transactions with VCG.
For the years ended December 31, 2013 and 2012, the Company entered into transactions with BigMachines, Inc. (“BigMachines”) which shares common ownership via VEP. For the years ended December 31, 2013 and 2012, the Company had $47 and $29, respectively, of expenses related to purchases from BigMachines.
The Company entered into a Management Agreement on December 27, 2012 with Bregal, where Bregal agrees to provide management and consulting services including, but not limited to, management, finance, marketing, operational and strategic planning, relationship access, corporate development and analysis of potential mergers and acquisitions for the Company and its subsidiaries as agreed upon by Bregal and the Company’s Board of Directors.  As of December 31, 2013 the Company had no outstanding payables to Bregal and for the year ended December 31, 2013 the Company had $250 in expenses related to transactions with Bregal.
6. Management Incentive Units
The Company has granted Management Incentive Units (“MIU”, “MIUs” or “Units”) to certain of its executive members as share-based compensation through a Management Incentive Plan (the “Plan”). The Plan offers both Incentive Service Units (“ISU”) and Incentive Performance Units (“PSU”) with vesting terms. ISUs generally vest 25% at the first anniversary, and 6.25% each quarter thereafter. The vesting of the ISUs is conditioned upon continued employment of the individual. Upon an Approved Sale (a “Trigger Event”), the remaining units vest but are not paid until certain service conditions are met (generally, the employee must be employed by the Company through the first anniversary date of the Approved Sale, or have been terminated without cause within that one year period). PSUs vest when recurring revenue and EBITDA achieve certain thresholds on a trailing 12 month basis or upon an Approved Sale if an established Equity Return Multiple is met. Vested MIUs provide the MIU holder with the right to participate in any return of VEP’s investment through distributions at the time of an Approved Sale of the Company, or intermediate distributions, (“distributions”) provided the MIU holder is employed by the Company at that time. If the MIU holder leaves the Company without cause or is terminated for cause the vested MIUs are to be repurchased by the Company at cost, which is $0. There are certain instances whereby the MIUs will be repurchased by the Company at fair market value. Compensation expense is recorded when the MIU holders participate in any returns to shareholders. When distributions are approved and communicated to the MIU holders, the amounts are recorded to compensation expense at the fair value of the vested Units at that time.

MicroEdge Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands)

In 2012 a distribution was approved and made to the MIU holders and, as a result, approximately $2.3 million of compensation expense is included in general and administrative expense.
There are 700 MIU’s authorized under the Plan. A summary of the activity of the Units during the years ended December 31, 2013 and 2012 is as follows:

Total Management Incentive Units	Management Incentive Units
(000's except units)
Management Incentive Units - January 1, 2012	518
Granted	75
Repurchased	(9)
Management Incentive Units - December 31, 2012	584
Granted	-
Forfeited	-
Management Incentive Units - December 31, 2013	584

As of December 31, 2013, there are 288 Management Incentive Service Units and 296 Management Performance Incentive Units issued. There were 229 and 156 Management Incentive Service Units vested as of December 31, 2013 and 2012, respectively.
7. Commitments and Contingencies
Future minimum rental payments required under noncancellable operating leases that have initial or remaining terms in excess of one year as of December 31, 2013 are as follows:

Year ending December 31,
2014	$524
2015	550
2016	565
2017	580
2018	558
Thereafter	67
$2,844

Certain operating leases contain escalation clauses with respect to real estate taxes and related operating costs. Accordingly, the Company has accounted for the rent expense under the straight-line method. Rent expense incurred for the years ended December 31, 2013 and 2012 was approximately $469 and $529, respectively. Renewal options exist with respect to several of the operating leases.

MicroEdge Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands)

8. Litigation
The Company is subject to various actions and proceedings, including employee relations and other matters incidental to its business. Although the outcome of these claims cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.
9. 401(k) Plan
The Company has adopted the MicroEdge, Inc. 401(k) Savings Plan (the “401(k) Plan”), which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan established to provide retirement benefits for employees. The 401(k) Plan is employee funded up to an elective annual deferral and also provides for the Company to make matching contributions to the 401(k) Plan.
The 401(k) Plan is available for all employees on the first day of the month following their start date. The Company did not provide an employer match to the employees’ contributions in either fiscal 2013 and 2012.
10. Subsequent Events
The Company has evaluated subsequent events through March 31, 2014, the date the consolidated financial statements were available for issuance. There have been no subsequent events after December 31, 2013 for which disclosure is required.